SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (**AGREEMENT**), is made this 7th day of July, 2004, by and between **CRUISECAM INTERNATIONAL, INC., (BUYER)**, a Florida corporation having a mailing address of 3551 SW Corporate Parkway, Palm City, FL 34990, and **GRP, INC. (SELLER)** having a mailing address of 1075 Rankin, Troy, MI 48083.

WITNESSETH:

1.0: SALE OF COMPANY STOCK. SELLER agrees to sell and **BUYER** agrees to buy, on terms hereinafter stated, one hundred (100) shares of fully paid and non-assessable common capital stock of $0.01 par value of GRP, Inc., which shares constitute one hundred percent (100%) of the issued and outstanding common capital stock of GRP, Inc.

1.1: CONDITION PRECEDENT FOR SALE AND CLOSING. Prior to the closing, the investment banker Mezzanine Finance Fund, LLC must have raised a minimum of one hundred fifty thousand dollars ($150,000) (Funds) which is a minimum funding requirement in immediately available funds. Funds must be in a form and substance acceptable to Seller at his discretion. In the event the minimum funds are not deposited or received by the Sellers on or before the closing date then this AGREEMENT will be null and void without further obligation of any party hereto.

1.2: WARRANTY.

BUYER warrants to **SELLER** that on the date of closing, as defined in Paragraph 5.2 below, **BUYER** shall have authorized capital stock of five hundred million (500,000,000) shares of $0.01 par value stock, of which twenty five million six hundred seven thousand (25,607,000) shares outstanding and available to be issued at the closing with additional four million six hundred eight thousand eight hundred twenty eight (4,608,828) shares available and authorized to be issued by the buyer to raise capital. The distribution of shares authorized and issued are attached and incorporated herein as Exhibit "1". **BUYER** further warrants that on the date of closing that it is free and clear of any liabilities or debts whatsoever.

2.0: EXHIBITS. The following items shall be delivered, each party to the other, at the earliest possible date in order to facilitate the due diligence process, but in any case prior to the closing date as defined in Paragraph 5.2 below, when they will be attached to this **AGREEMENT** and made a part thereof.

2.1: DELIVERIES BY BUYER

A) Articles of Incorporation
B) Copy of the final approved common stock certificate to be issued – N/A
C) Corporate resolution authorizing the sale.
D) Copies of requisite changes filed with the State of Florida, Department of State; such as name change.
E) Copies of requisite filings with the Securities And Exchange Commission
F) Copies of requisite filings with the National Association of Securities Dealers – N/A

G) Proxy documentation
H) Signed resignations of any and all officers, directors and personnel effective at the next shareholders meeting
I) Details on the company stock transfer agent.
J) The most recent detailed transfer list from the transfer agent showing all stock transactions and list of shareholders on file with the transfer agent as of July 15, 2004
K) Resolution of Board of Directors approving this Agreement and the authorization for restricted 144 common stock as set forth in this Agreement
L) Copies of other documents related to or contemplated by this agreement requested by Seller.
M) Releases in a form satisfactory to Seller

2.2: DELIVERIES BY SELLER

A) Articles of Incorporation of GRP, Inc.
B) Complete set of financial statements for the most recent two fiscal years.
C) Resumes of company officers and directors.
D) Business plan with three fiscal year operating projections.
E) History of business, if not included in the business plan.
F) Original Stock Certificate endorsed by Seller transferring 100 shares of GRP, Inc. to Buyer.

3.0: PURCHASE PRICE. Subject to the terms and conditions of this **AGREEMENT**, the total acquisition price to be paid by **BUYER** to **SELLER** for its 100 shares of GRP, Inc. shall be twenty five million six hundred seven thousand (25,607,000) shares of fully paid and non-assessable common capital stock par value $0.10 per share of **BUYER** representing a minimum of 100% of the total issued and outstanding shares. These shares of stock shall contain a legend that indicates they are restricted stock under Rule 144 of the Securities and Exchange Act of 1934.

3.1: INVESTMENT BANKING SERVICES. GRP, Inc. entered into a letter of commitment dated April 13, 2004 with Mezzanine Finance Fund LLC. (**MEZZANINE**) to advise it on its sale to **BUYER** and raise capital for buyer in the form of equity and/or convertible debentures, establishing relationships with underwriters and/or market makers to perform the detail work required including preparing the required filings to the Securities and Exchange Commission which shall include Forms 8K and current 10Q.

3.2: COMPENSATION TO INVESTMENT BANKER. To be set forth in an addendum to this agreement and attached as Exhibit "2" and incorporated into this agreement.

4.0: OPERATIONAL LIABILITIES. Pursuant to this **AGREEMENT**, **BUYER** shall be free and clear of any and all liabilities or debts.

5.0: CLOSING. BUYER and **SELLER** agree that this purchase and sale shall be consummated as follows:

5.1: CONVEYANCE OF OWNERSHIP. SELLER agrees to convey ownership by transfer of capital stock to **BUYER** on the closing date as defined in Paragraph 5.2 hereof.

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5.2: CLOSING DATE. This purchase and sale transaction shall close on or before July 15, 2004, in the offices of Mezzanine Finance Fund, LLC with an address of 10 Central Parkway, Suite 225, Stuart, Florida 34994.

5.3: DOCUMENTS. At the closing, **BUYER** shall deliver or cause to be delivered to **SELLER** the following items duly executed and acknowledged where required:-

5.3.1: STOCK CERTIFICATE. A stock certificate in form and substance satisfactory to **SELLER** or a corporate resolution from buyer authorizing the issuance said stock certificate, executed by **BUYER** and conveying to **SELLER** twenty five million six hundred seven thousand (25,607,000) shares of fully paid and non assessable common capital stock that is restricted under Rule 144 of the Securities and Exchange Act of 1934 that constitutes 100% per cent of the issued and outstanding common capital stock of **BUYER.**

5.3.2: ADDITIONAL DOCUMENTS. SELLER and **BUYER** agree to supply to each other documents indicated in Paragraph 2.1 and 2.2 herein.

5.4: COSTS. SELLER agrees to pay all costs including legal, accounting and governmental filing fees incurred by **SELLER** in connection with this transaction. **BUYER** agrees to pay all costs including legal, accounting and governmental filing fees incurred by **BUYER** in connection with this transaction.

6.0: DEFAULT REMEDY. In the event that either party fails to perform such party's obligations hereunder (except as excused by the other party) the party claiming default shall make written demand within ten (10) days after default.

6.1: DEFAULT BY SELLER. Upon default by **SELLER, BUYER** shall have the right to waive such default or to terminate this **AGREEMENT**. **BUYER** shall have all other rights and remedies available at law or equity including specific performance.

6.2: DEFAULT BY BUYER. Upon default by **BUYER** and failure of **BUYER** to comply with a written demand within ten (10) days after receipt of notice thereof, **SELLER** shall have the right to waive such default or to terminate this **AGREEMENT**.

7.0: REPRESENTATIONS AND WARRANTIES OF SELLER AND BUYER. SELLER and **BUYER** hereby represent and warrant to each other as follows:

7.1: CLOSING DOCUMENTS LEGAL AND VALID. All documents executed by **BUYER** and **SELLER** which are to be delivered to each other at the closing are, or at the closing will be: a) duly authorized, executed and delivered by each to the other, b) legal and binding instruments of both parties to this **AGREEMENT**, c) do not, and at the closing will not, violate any provision of this **AGREEMENT** to which both parties are subject.

7.2: COSTS PAID. At the closing, there will be no outstanding regulatory obligations executed by **BUYER** or **SELLER** which have not been fully paid for, other than those which are acceptable to **BUYER** or **SELLER**. **BUYER** shall discharge any and all litigation matters,

mechanics and materialmen's liens arising from any labor or materials furnished to **BUYER** prior to the closing.

7.3: NO CONTRACTS. BUYER has not and will not enter into any written contracts or agreements, nor be a party to any oral understandings or agreements that may become binding on **SELLER**, other than those acceptable to **SELLER**.

7.4: POSSESSION. Possession of all corporate documents and records of Buyer shall be delivered to **SELLER** at the closing. Such possession is conditional on all the covenants of this **AGREEMENT** being fulfilled.

7.5: FOREIGN INVESTOR DISCLAIMER. SELLER warrants and represents that it is not a "foreign person" as such term is defined under Section 1445 of the Internal Revenue Code of 1954, as amended, and the regulations promulgated thereunder, and that its purchase is not subject to Federal income withholding requirements of such section of the Code.

7.6: GOVERNMENTAL VIOLATIONS. BUYER warrants and represents that it is not in violation of any rules, laws, regulations, codes or statutes administered by any governmental body or agency of the United States of America or its authorized representatives, and that **BUYER** is not subject to any fines or penalties administered by such agencies, either past or present.

8.0: BOARDS OF DIRECTORS. BUYER hereby represents to Seller that this purchase and sale has been approved by its respective Boards of Directors, and that the signor to this **AGREEMENT** has the express authority of its Board of Directors to enter into this transaction. Buyer further represents that all Federal Income Tax Returns have been completed and that there are no outstanding taxes due.

9.0: MISCELLANEOUS. It is further agreed as follows:

9.1: TIME. Time is of the essence under this **AGREEMENT**.

9.2: NOTICE. All notices required herein shall be in writing and served by certified mail, return receipt requested, postage prepaid and at the addresses shown above until notification of a change of address. All such notices shall be deemed delivered on the date they are deposited in a mail depository of the United States of America.

9.3: SURVIVAL. All representations and warranties of **SELLER** and **BUYER** contained in this **AGREEMENT** shall not terminate on or as of the closing date, but will survive the closing of this transaction, including all warranties of marketable equity interest by **BUYER** expressed in documents delivered at the closing.

9.4: ENTIRE AGREEMENT. This instrument constitutes the entire agreement between the parties hereto except as may be set forth herein. This **AGREEMENT** cannot be amended except in writing and executed by both parties hereto.

9.5: BINDING EFFECT. This **AGREEMENT** shall inure to the benefit of, and bind the respective successors and assigns, if any, of the parties hereto.

10.0: ASSIGNMENT. BUYER and **SELLER** may not assign this **AGREEMENT**, in whole or in part, without the written consent of the other party.

11.0: LITIGATION COSTS. In connection with any litigation arising out of this **AGREEMENT**, the prevailing party, after all appeals, shall be entitled to recover all costs incurred, including reasonable attorneys fees.

12.0: GOVERNING LAW. This Agreement shall be governed and enforced in accordance with the laws of the State of Florida, Palm Beach County venue.

13.0: DUE DILIGENCE. BUYER and **SELLER** shall use their best efforts and exercise due diligence in the consummation of this transaction.

14.0: EFFECTIVE DATE. The effective date of this **AGREEMENT** shall be the date that **BUYER** and **SELLER** execute it and return a fully executed copy to the other party. This document shall have no legal force or effect until executed by both parties.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

BUYER: Floyd D Wilkenson Date 7/12/04
Floyd D. Wilkenson, Director/Trustee
CruiseCam International, Inc.

________________ Date 7/12/04
Witness

SELLER: D. Scott Watkins Date 7/12/04
D. Scott Watkins, President/Director
GRP, Inc.

Pat Weir Date 7-12-04
Witness

DW

7.12/04

CRUISE CAM INTERNATIONAL, INC.

SHARES DISTRIBUTION SCHEDULE

SHARES CURRENTLY AUTHORIZED AND ISSUED

500,000,000	Authorized Shares of Common Stock, $0.10 par value per shar: ("Common Shares")
5,000,000	Authorized Shares of Preferred Stock (Class A), $0.10 par value per share ("Preferred Shares")
4,784,151	Common Shares currently issued and outstanding as of executi m of this Agreement
Zero	Preferred Shares currently issued and outstanding as of executi m of this Agreement

SHARES TO BE AUTHORIZED AND ISSUED UPON CLOSING

500,000,000	Authorized Shares of Common Stock, $0.10 par value per shar: ("Common Shares")
25,607,000	Rule 144 shares of common stock issued to current GRP, Inc. shareholders on a pro rata basis for the share exchange
4,784,172	Outstanding shares issued to CruiseCam International, Inc. shareholders
4,608,828	Remaining Rule 144 shares available to be issued to raise capital
35,000,000	Maximum number of shares to be issued

Exhibit "1"